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                                                                      Exhibit 99

Monday April 22, 4:40 pm Eastern Time
Press Release
SOURCE: Razorfish, Inc.

Razorfish Raises $5.35 Million in a Private Placement

NEW YORK--(BUSINESS WIRE)--April 22, 2002--Razorfish, Inc. (NASDAQ: - ), the digital solutions provider, today announced that it raised $5.35 million, before fees and expenses, through the sale of approximately 16.7 million shares of common stock at a price of $.32 per share.

In addition the Company issued approximately 2.5 million warrants to purchase common stock at a price of $.45 per share. If exercised, the warrants would generate approximately $1.13 million in additional proceeds to the Company. "We are very pleased to close on this $5.35 million private placement," said John Roberts, chief financial officer of Razorfish. "As we reported last week, our first quarter financial results were in line with our communicated guidance once again. We believe the completion of this financing gives us a much stronger balance sheet as we move into the rest of 2002." About Razorfish:

Razorfish's services employ digital technologies to address a wide range of its clients' needs, from business and brand strategy to systems integration. From its founding in 1995 to the present, Razorfish has provided its clients with services designed to enhance communications and commerce with their customers, suppliers, employees and other partners through the use of digital technologies. Razorfish is headquartered in New York and has offices in Boston, Los Angeles, San Francisco, Silicon Valley, and Tokyo. Recent Razorfish clients include Cisco Systems, Sony Corporation, Microsoft, Comcast, Manulife Financial, Ford Motor Company, and Bechtel. For more information visit: .

Forward-Looking Statement Disclaimer Safe Harbor Statements under the Private Securities Litigation Reform Act of 1995 This release contains, in addition to historical information, forward-looking statements, including, but not limited to, Razorfish's strategies and goals with respect to its structure and service offerings. We use words like "anticipates", "believes", "plans", "intends", "expects", "fut ure" and similar expressions to identify forward-looking statements. Forward-looking statements are subject by their nature to risks and uncertainties, and actual results could differ materially from those set forth in the forward-looking statements. Typical risks and uncertainties include, but are not limited to, those related to the number and size of projects completed in a given period, the risk that we will not have sufficient capital to maintain and/or expand our operations, changes in demand for business and technology consulting services, domestic and international economic conditions including, without limitation, interest rate and currency exchange rate fluctuations, changes in competition, retention of our professionals and other factors described from time to time in Razorfish's reports filed with the Securities Exchange Commission. In addition, we draw your attention to risk factors identified in Razorfish's 2001 Form 10-K filed with the Securities Exchange Commission on April 15, 2002. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. Razorfish is not undertaking to update any information in the foregoing reports until the effective date of its future reports required by the securities laws.

Contact:

     Razorfish, Inc., New York
     David LaBar, 212/798-7941